Exhibit 5.1

          [Letterhead of Public Service Enterprise Group Incorporated]

                                                     May 30, 2003

PSEG Power LLC
80 Park Plaza
P.O. Box 1171
Newark, NJ  07101-1171

      Re: $2,000,000,000 aggregate principal amount of Senior Debt Securities (the "Senior Debt Securities") to be issued in one or more series by PSEG Power LLC (the "Company") and/or Trust Preferred Securities (the "Preferred Securities") to be issued in one or more series by PSEG Power Capital Trust I, PSEG Power Capital Trust II, PSEG Power Capital Trust III, PSEG Power Capital Trust IV and PSEG Power Capital Trust V (the "Trusts") and Guarantees with respect to the Preferred Securities (the "Guarantees") and Deferrable Interest Subordinated Debentures (the "Subordinated Debentures") to be issued in one or more series by the Company.

Ladies and Gentlemen:

      I am Associate General Counsel of Public Service Enterprise Group Incorporated, the Company's parent, and, in that capacity, I have represented the Company in connection with the proposed issuance, from time to time, by the Company of Senior Debt Securities and by the Trusts of the Preferred Securities and the execution and delivery by the Company of the Senior Debt Securities, the Guarantees and the Subordinated Debentures. The Senior Debt Securities will be issued under an indenture, dated as of April 16, 2001 (as supplemented from time to time, the "2001 Indenture") between the Company and The Bank of New York as Trustee. The Subordinated Debentures will be issued under an indenture (as supplemented from time to time, the "Indenture") to be entered into between the Company and the Trustee. All capitalized terms used herein unless defined herein shall have the meanings specified in the Registration Statement hereinafter described.

      I and/or attorneys working under my supervision have conducted such investigations of laws and regulations as I have deemed necessary or appropriate for the purpose of rendering the opinions hereinafter expressed.

      The opinions expressed below are based on the following assumptions:
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      (a) Each of the Trusts have been duly  created  and are  validly  existing under the laws of the State of Delaware;

      (b) The Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and the Trusts with respect to the Senior Debt Securities, the Preferred Securities, the Guarantees and the Subordinated Debentures will become effective;

      (c) The proposed transactions contemplated by the Registration Statement will be carried out on the basis set forth therein and in conformity with the authorizations, approvals, consents or exemptions under the securities laws of various states and other jurisdictions of the United States;

      (d) Prior to the issuance of any series of Senior Debt Securities, the Board of Directors of the Company (the "Board"), a committee thereof or the Sale and Pricing Committee of the Company ("Committee"), pursuant to delegated authority from the Board, will have authorized the issuance of, and established the terms of such series of Senior Debt Securities.

      (e) Prior to the issuance of any series of Preferred Securities, Guarantees and Subordinated Debentures:

            (i) the depositor of the Trust will authorize the issuance of, and determine the terms of, such series of Preferred Securities;

            (ii) the Indenture will have been executed and delivered by the Company, and the Board, a committee thereof or the Committee, pursuant to delegated authority from the Board, will have authorized the issuance of, and established the terms of the series of the Subordinated Debentures related to such series of Preferred Securities; and

            (iii) the Guarantee  related to such series of Preferred  Securities will have been executed and delivered by the Company in accordance with appropriate resolutions of the Board of Directors of the Company, a committee thereof or the Committee pursuant to such delegated authority.

      (f) The Indentures and the Guarantees will each have been qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended.

      Based upon the foregoing and subject to the limitations herein, I am of the opinion that:

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      1. The Company is a limited  liability  company duly organized and validly existing and authorized to exercise its powers, rights and privileges under the laws of the State of Delaware.

      2. When properly executed, authenticated and delivered as provided in the 2001 Indenture, the Senior Debt Securities will be legally issued, valid and binding obligations of the Company.

      3. When properly executed, authenticated, delivered and paid for as provided in the Indenture, the Subordinated Debentures will be legally issued, valid and binding obligations of the Company.

      4. When properly executed and delivered by the Company, the Guarantees will be valid and binding obligations of the Company.

      I express no opinions as to matters of law in jurisdictions other then the State of New Jersey and the State of Delaware. My opinions are rendered only with respect to the laws of the State of New Jersey and the State of Delaware and rules, regulations and orders thereunder which are currently in effect.

      This opinion does not cover the necessity of filings under the provisions of securities laws of any state in which the Senior Debt Securities and Preferred Securities may be sold.

      The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

      I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the references to me under the heading "Experts" in the Prospectus and Prospectus Supplement contained therein.

                                        Very truly yours,

                                        /s/ James T. Foran
                                        -------------------------
                                        James T. Foran
                                        Associate General Counsel